Exhibit 5.1
[VENABLE LLP LETTERHEAD]
July 22, 2009
Walter Investment Management Corp.
4211 West Boy Scout Boulevard, 4th Floor
Tampa, FL 33607-5724
          Re:      Registration Statement on Form S-8
Ladies and Gentlemen:
          We have served as Maryland counsel to Walter Investment Management Corp., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the issuance by the Company of up to (1) an additional 2,449,920 shares (the “Additional 1999 Shares”) of common stock, $.01 par value per share, of the Company (the “Common Stock”) under the Company’s 1999 Equity Incentive Plan (the “Original 1999 Plan”), as amended by Amendment No. 1, effective April 15, 2009 (the “First Amendment”), and Amendment No. 2, effective April 17, 2009 (the “Second Amendment” and, together with the Original 1999 Plan and the First Amendment, the “1999 Incentive Plan”), and (2) 3,000,000 shares (the “2009 Shares” and, together with the Additional 1999 Shares, the “Shares”) of Common Stock under the Company’s 2009 Long-Term Incentive Award Plan, effective April 17, 2009 (the “2009 Incentive Plan” and, together with the 1999 Incentive Plan, the “Incentive Plans”). The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).
          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
          1. The Registration Statement and the form of prospectus included therein;
          2. The 1999 Incentive Plan;
          3. The 2009 Incentive Plan;
          4. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

          5. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;
          6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
          7. Resolutions adopted by the Board of Directors of the Company (the “Resolutions”), authorizing the adoption of the First Amendment, the Second Amendment and the 2009 Incentive Plan, certified as of the date hereof by an officer of the Company;
          8. Resolutions adopted by the stockholders of the Company relating to the approval of the First Amendment and the 2009 Incentive Plan, certified as of the date hereof by an officer of the Company;
          9. A certificate executed by an officer of the Company, dated as of the date hereof; and
          10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
          In expressing the opinion set forth below, we have assumed the following:
          1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
          4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
          5. The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article NINTH of the Charter.
          6. Each award of restricted stock, stock payment, stock option, dividend equivalent right, restricted stock unit, performance award or other award exercisable or exchangeable for Shares pursuant to an Incentive Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the terms of such Incentive Plan, and each Award that is exercisable or exchangeable for Shares will be exercised or exchanged in accordance with the terms of the applicable Incentive Plan and any option or award agreement entered into in connection therewith.
          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
          1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT.
          2. The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the applicable Incentive Plan, any applicable option or award agreement, the Registration Statement and the Resolutions (and assuming that upon such issuance the total number of shares of Common Stock issued and outstanding does not exceed the total number of shares of Common Stock then authorized to be issued under the Charter), the Shares will be validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.
          The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,
/s/ VENABLE LLP